Exhibit 99.1

NKGen Biotech, Inc. Reports Third Quarter 2023 Financial Results and Business Highlights

– SNK01 Phase I autologous clinical program demonstrated improvement in neuroinflammation and cognitive function in patients with Alzheimer’s Disease, expect to initiate Phase I/IIa by year end

– SNK02 Phase I allogeneic clinical program continues to progress; anticipated preliminary solid tumor data readout and IND filing for Parkinson’s Disease in 1Q24

SANTA ANA, California, November 14, 2023 — NKGen Biotech Inc. (Nasdaq: NKGN) (NKGen or the Company), a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic, and CAR-NK natural killer (NK) cell therapeutics, today announced its financial results for the third quarter ended September 30, 2023, and provided business highlights.

“We had a very exciting quarter as a newly Nasdaq-listed company,” said Paul Y. Song, M.D., CEO of NKGen. “We recognize the volatility in the market, but we believe in our NK cell therapy approach to address some of society’s biggest healthcare challenges. Our approach continues to show promise, including by our recent IND approval and the continued progress observed in our autologous SNK01 program with the completion of, and positive data readouts from, our Phase I clinical study in Alzheimer’s disease.”

“We are highly focused on raising additional capital to fund our trials and operations and advance our differentiated NK cell therapy programs,” continued Dr. Song. “We remain on track with our near-term milestones, including commencing our Phase I/IIa clinical trial for Alzheimer’s Disease by year end, an IND filing for our SNK01 program for Parkinson’s Disease, and a preliminary data readout of our SNK02 allogeneic Phase I study in solid tumors, the first and only product candidate that does not require lymphodepletion, the latter two which are anticipated in the first quarter of 2024.”

Third Quarter 2023 Key Business Highlights

•The Company closed its previously announced business combination with Graf Acquisition Corp. IV (Graf), pursuant to which NKGen became a wholly-owned subsidiary of Graf, and changed its name to NKGen Operating Biotech, Inc.

•Presented Phase I clinical trial data at the 16th Annual Clinical Trials on Alzheimer's Disease (CTAD) Conference.

◦90% of patients demonstrated improvement or maintained stable cognitive function as per Alzheimer’s disease composite score (ADCOMS) following 11 weeks.

◦SNK01 given intravenously (IV) appears to cross the blood-brain barrier to reduce Cerebrospinal Fluid (CSF) Aβ42/40 and pTau181 levels and neuroinflammation, as measured by Glial Fibrillary Acidic Protein (GFAP); this effect appears to be persistent at Week 22.

◦No treatment related adverse events were observed.

◦Poster can be viewed here: PowerPoint Presentation (www.nkgenbiotech.com).

•FDA clearance of IND for SNK01 NK cell therapy to treat moderate Alzheimer's Disease.

•First patient dosed in Phase I clinical trial of SNK02, allogeneic NK cell therapy product candidate, for the treatment of solid tumors.

•Presentations at the NKGen Investor Event on July 20, 2023 and the Cantor Fitzerald Healthcare Conference on September 27, 2023 presented topics on NKGen’s differentiated intellectual property and approach to NK cell therapy for Alzheimer’s and Parkinson’s diseases, NKGen’s Phase I clinical trial data of SNK01 to treat patients with Alzheimer’s disease, and preclinical compassionate use case studies.

Third Quarter 2023 Financial Results

Cash position: As of September 30, 2023, the Company had total cash of $8.8 million, after partial payment of transaction expenses.

Research and development (R&D) expenses: R&D expenses for the third quarter of 2023 were $3.9 million compared to $4.1 million in the same period in 2022. The decrease was primarily due to decreased clinical trial subject recruitment costs.

General and administrative (G&A) expenses: G&A expenses for the third quarter of 2023 were $3.0 million compared to $1.9 million in the same period in 2022. The increase was primarily due to stock option grants made during the first quarter of 2023.

Net loss: For the third quarter of 2023, the Company reported a net loss of $33.2 million, compared to a net loss of $6.7 million in the same period in 2022. The increase was primarily due to loss from issuance of the forward purchase agreements entered into in connection with the closing of the business combination as well as the recognition of transaction costs related to the business combination that were allocated to liability-classified instruments issued.

Debt: As of September 30, 2023, the Company had total debt liabilities of $20.2 million, comprised of $4.9 million in bank debt, $5.3 million in related party loans, and $10.0 million in form of a senior convertible note held by NKMAX Co., Ltd.

Business Combination: In connection with the business combination with Graf, the Company received approximately $21.9 million in gross proceeds, comprising approximately $1.7 million from the Graf trust account and approximately $20.2 million from the transactions in relation to the issuance of warrants and senior convertible notes. In addition, in accordance with the forward purchase agreements, $32.9 million in funds were deposited into escrow accounts, which were not received by the Company in connection with the closing of the business combination. The escrowed funds may be released to the Company, the investors, or a combination of both. In addition, the Company’s legacy convertible notes converted into shares of common stock of the Company. Furthermore, in connection with the business combination, approximately $14.3 million in transaction costs and deferred underwriting fees were settled at or prior to the closing of the business combination, and approximately $7.3 million remained unpaid as of September 30, 2023.

About NKGen

NKGen is a clinical-stage biotechnology company focused on the development of innovative autologous, allogeneic, and CAR-NK natural killer cell therapies. NKGen is headquartered in Santa Ana, California, USA. For more information, please visit www.nkgenbiotech.com.

Forward-Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of NKGen’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including but not limited to, NKGen’s ability to raise additional funding for its business operations and continue the development of its product candidates, such as SNK01 and SNK02, the risks that early-stage clinical trials may not be predictive of future results, NKGen’s ability to manage the SNK02 clinical trial successfully, NKGen’s ability to meet its expected timeline for commencing its Phase I/IIa clinical trial for Alzheimer’s Disease, filing an IND with the FDA for SNK01 and providing additional data read outs for its SNK02 allogenic Phase I trial, the scope, progress and expansion of the SNK02 clinical trial and ramification for the cost thereof, clinical, scientific and regulatory developments, the ability to maintain the listing of NKGen’s securities on Nasdaq, the ability to provide updates and the price of NKGen’s securities may be volatile due to a variety of factors, including changes in the applicable competitive or regulatory landscapes and complexities with compliance related to such environment, and the ability to recognize the anticipated benefits of the previously consummated business combination with Graf, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth and the costs related to the previously consummated business combination with Graf. These forward-looking statements are based upon NKGen’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of NKGen’s quarterly report on form 10-Q to be filed with the Securities and Exchange Commission (the SEC) later today, and other relevant documents filed by NKGen from time to time with the SEC. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. NKGen gives no assurance that it will achieve its expectations.

Except as required by law, NKGen undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this press release completely and with the understanding that our actual future results or performance may be materially different from what we expect. In this press release, statements of, or references to, our intentions and expectations are made as of the date of this press release.

NKGEN BIOTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,786	$117
Accounts receivable	—	29
Restricted cash	250	—
Prepaid expenses and other current assets	1,313	204
Total current assets	10,349	350
Property and equipment, net	14,670	15,521
Operating lease right-of-use assets, net	89	362
Capitalized software, net	90	97
Total assets	$25,198	$16,330
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $401 and $81 as of September 30, 2023 and December 31, 2022, respectively)	$12,965	$2,652
Convertible promissory notes, current	—	11,392
Convertible promissory notes, due to related parties	—	263
Revolving line of credit	4,931	—
Related party loan, current	300	—
Operating lease liability	96	379
Other current liabilities (including related party amounts of $160 and zero, as of September 30, 2023 and December 31, 2022, respectively)	355	55
Forward purchase derivative liability	20,201	—
Total current liabilities	38,848	14,741
Related party loans	5,000	—
Deferred tax liability	26	26
Derivative warrant liabilities	12,255	—
Senior convertible promissory notes, noncurrent, due to related parties	9,707	—
Total liabilities	65,836	14,767
Commitments and contingencies (Note 14)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 500,000,000 authorized shares as of each of September 30, 2023 and December 31, 2022; 21,888,976 and 13,303,795 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	2	1
Additional paid—in capital	120,799	80,738
Subscription receivable	(32,915)	—
Accumulated deficit	(128,524)	(79,176)
Total stockholders’ equity (deficit)	(40,638)	1,563
Total liabilities and stockholders’ equity (deficit)	$25,198	$16,330

NKGEN BIOTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$—	$3	$—	$77
Costs and expenses:
Cost of revenues	—	—	—	3
Research and development (including related party amounts of $401, $140, $401 and $337 for the three months ended September 30, 2023 and 2022 and nine months ended September 30, 2023 and 2022, respectively)	3,929	4,121	11,577	12,659
General and administrative	2,974	1,874	8,737	5,501
Total expenses	6,903	5,995	20,314	18,163
Loss from operations	(6,903)	(5,992)	(20,314)	(18,086)
Other income (expense):
Interest expense (including related party amounts of $63, $628, $160 and $1,663 for the three months ended September 30, 2023 and 2022 and the nine months ended September 30, 2023 and 2022, respectively)	(211)	(636)	(307)	(1,690)
Change in fair value of convertible promissory notes and convertible promissory notes due to related parties (including related party amounts of $42, $1, $12 and $3 for the three months ended September 30, 2023 and 2022 and the nine months ended September 30, 2023 and 2022, respectively)	1,741	(73)	(1,043)	(88)
Loss on issuance of forward purchase contract	(24,475)	—	(24,475)	—
Transaction costs expensed	(3,329)	—	(3,329)	—
Other income, net	—	8	120	58
Net loss before provision for income taxes	(33,177)	(6,693)	(49,348)	(19,806)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(33,177)	$(6,693)	$(49,348)	$(19,806)
Weighted-average common shares outstanding, basic, and diluted	13,397,968	6,088,729	13,342,568	5,962,841
Net loss per share, basic and diluted	$(2.48)	$(1.10)	$(3.70)	$(3.32)

Internal Contact:
Denise Chua, MBA, CLS, MT (ASCP)
Vice President, Investor Relations and Corporate Communications
NKGen Biotech, Inc.
dchua@nkgenbiotech.com

External Contacts:
Chris Calabrese
Managing Director
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com

Kevin Gardner
Managing Director
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com